AGREEMENT TO RESCIND
                      AGREEMENT AND PLAN OF REORGANIZATION

This Agreement to Rescind is made and entered into as of this 27th day of September, 1999, primarily between SGI Capital, Inc., an Illinois corporation ("SGI-IL"), and its two shareholders, Rochester Property Holdings, Limited, a British Virgin Islands corporation ("Rochester") and Palcan Group, Inc., an Illinois corporation ("Palcan"), and Solar Group, Inc. (f/k/a Solar Age Industries, Inc.), a Nevada corporation ("SGI-NV").


                                    RECITALS

Whereas, SGI-IL and its two shareholders Rochester and Palcan, entered into an Agreement and Plan of Reorganization (the "Plan") with SGI-NV on or about the 30th day of June, 1998 and thereafter said Plan was fully performed between said parties;

Whereas, prior to the effective date of the Plan, Rochester through ownership of Mirtas Limited, a Russian corporation ("Mirtas") owned a majority interest of ninety percent of NBM Stroyservice Investment and Construction Company, a Russian corporation ("NBM").

Whereas, NBM was and still is prior to the effective date of this Agreement to Rescind the sole operational company of SGI-IL and thereby of SGI-NV, due to the fact that SGI-IL is presently the only wholly owned subsidiary of SGI-NV and SGI-NV presently has no other business or operations as of this date;

Whereas, the Russian auditors of NBM has provided financial statements of NBM through the fiscal ended December 31, 1998, but said Russian auditors have refused to turn over any of its working papers to the U.S. auditors of SGI-NV;

Whereas, SGI-NV or its U.S. auditors are unable to prepare any consolidated financial statements for its business and operations without duly qualified audited and certified financial statements of NBM in accordance with GAAP accounting pursuant to American accounting standards, except at a great and enormous expense;

Whereas, SGI-NV must have duly audited and certified financial statements in order for it to become a "reporting company" to the Securities and Exchange Commission ("SEC") which SGI-NV must now do;

Whereas, SGI-NV is presently a publicly held corporation and its shares are presently being quoted on the OTC Bulleting Board;

Whereas, in order for SGI-NV to maintain such quotations on the OTC Bulletin Board pursuant to new rules passed by the National Association of Securities Dealers, Inc. ("NASD"), which were recently approved by the SEC, SGI-NV must promptly file a duly qualified registration statement with the SEC in order for SGI-NV to become a "reporting company" with the SEC;

Whereas, SGI-NV cannot meet such standards of being a "reporting company" without a duly audited and certified financial statement pursuant to GAAP accounting under American standards so long as NBM is a part of SGI-NV;



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Whereas, SGI-NV cannot meet such standards of being a "reporting company"
without a duly audited and certified financial statement pursuant to GAAP accounting under American standards so long as NBM is part of SGI-NV;

Whereas, due to the deterioration of economic and financial conditions in Russia over the past year or so, it became very difficult for SGI-NV and its management to maintain NBM, its subsidiary in that region; and

Whereas, the Parties hereto now desire to rescind the Plan as hereinafter provided.

NOW THEREFORE, pursuant to the mutual covenants of the Parties hereto, the Parties hereto agree as follows:

1. The recitals appearing above are expressly made a part of this Agreement of Rescind.

2. The Plan and the agreement entered into to effectuate the Plan back are hereby deemed null and void.

3. The Parties agree to return everything transferred pursuant to the Plan back to the original owner as if no Plan had been entered into.

4. NBM, Mirtas and SGI-IL are hereby eliminated from SGI-NV, as if they never were a part of SGI-NV.

5. Rochester and Palcan agree to return all of the shares they received from SGI-NV to SGI-NV, to wit: an aggregate of 8,000,000 shares of Common Stock of SGI-NV.

6. The Parties hereto agree that as a result of this Agreement to Rescind the parties should be returned to the status quo ante just immediately prior to the effectuation of the Plan.

7. SGI-IL, Rochester and Palcan agree that NBM and Mirtas can be returned to them without any cost or expense by SGI-NV as if the Plan had never been effected.

8. The parties hereto agree to mutually release each other when and at the time the Agreement to Rescind is fully effected and completed by the parties hereto.

Signed by duly authorized officers:

SGI CAPITAL, INC.                                 PALCAN GROUP INC.

By: /s/ Leon M. Leibovich                         By: /s/ Leon M. Leibovich
Name: Leon M. Leibovich                           Name: Leon M. Leibovich
Title: President                                  Title: Chairman


SOLAR GROUP, INC.                                 ROCHESTER PROPERTY HOLDINGS
                                                   LIMITED

By: /s/ Leon M. Leibovich                         By: /s/ Michael Babel
Name: Leon M. Leibovich                           Name: Michael Babel
Title: President                                  Title: President